SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                                FORM 11-K


(Mark One)


(X) ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)


             For the fiscal year ended December 31, 1994


                               OR


( ) TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
     ACT OF 1934 (NO FEE REQUIRED)


             For the transition period from ________ to ________




        Commission file number 33-24672




        A. Full title of the plan and the address of the plan, if different from that of the issuer named below:




                     Star Banc Corporation Thrift Savings 401(k) Plan
                          C/O Star Banc Corporation
                          Human Resources Department
                         425 Walnut Street M.L. 2020
                            Cincinnati, OH  45202


        B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:


Star Banc Corporation
425 Walnut Street
Cincinnati, OH  45202


        SIGNATURES


        The Plan.  Pursuant to the requirements of the Securities Exchange
        Act of 1934, the plan administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                      STAR BANC CORPORATION
                      THRIFT SAVINGS 401(k) PLAN

                      /s/ Daniel B. Benhase
                      ___________________________________________
                      Daniel B. Benhase
                      Executive Vice President




June 27, 1995